Exhibit (a)(34)

Central GoldTrust Enters Into Definitive Agreement for ETF with Purpose
Preserve Your Ability to Consider the Superior ETF Conversion Alternative
DO NOT TENDER to Sprott’s Offer & WITHDRAW your Units if Tendered

Dear Fellow Central GoldTrust Unitholders,	November 30, 2015

On November 26, 2015, Central GoldTrust (“GoldTrust”) entered into a new definitive agreement with Purpose Investments Inc. (“Purpose”), regarding the conversion of GoldTrust into a gold bullion exchange-traded fund (“ETF”) managed by Purpose and Central Gold Managers. The proposed ETF conversion, which is subject to unitholder approval, has the unanimous support of your Independent Trustees and represents an exciting opportunity for GoldTrust unitholders.

Purpose has current assets under management of over $1.4 billion across 17 funds and is one of Canada’s most experienced ETF managers, with significant experience in managing and marketing bullion funds. Purpose’s predecessor company, Claymore Investments, which was acquired by BlackRock in 2012, managed the Claymore Gold Bullion Fund, which was successfully converted into an ETF in 2010. For further information on Purpose, we encourage unitholders to visit their website at www.purposeinvest.com.

The proposed conversion is expected to immediately result in the units trading in-line with net asset value (“NAV”), to eliminate any material future discounts to NAV and provide unitholders with significantly enhanced liquidity, consistent with other gold bullion ETFs. At the same time, unitholders will continue to benefit from GoldTrust’s low management fees, industry-leading bullion security and safeguards and its Canadian domiciled, tax-efficient structure.

Put simply: the proposed ETF conversion represents a clearly superior alternative for all GoldTrust unitholders compared to Sprott’s inadequate offer.

Anticipated Benefits of the Proposed ETF Conversion

➢  Expected elimination of material trading discounts to NAV;

➢  Maintains GoldTrust’s existing low management fees, which are 43% lower than Sprott[1];

➢  Retains GoldTrust’s industry-leading bullion security and safeguards, which are superior to those of Sprott;

➢  Provides unitholders with significantly enhanced liquidity;

➢  Creates a dual-listed (Canada and U.S.) physical gold bullion ETF;

➢  Allows for enhanced ability to grow as units will be continuously offered at NAV;

➢  Significantly improves marketing capability at no additional cost to unitholders;

➢  GoldTrust anticipates that the conversion should not have any material adverse tax effect on GoldTrust or its unitholders and should preserve GoldTrust’s tax efficient structure; and

➢  Provides stewardship by highly experienced leaders in ETF management and bullion investment administration.

As an ETF, GoldTrust would be managed by Purpose and Central Gold Managers, GoldTrust’s current administrator. The Trustees believe that Purpose’s ETF management and marketing expertise will be beneficial to unitholders as GoldTrust transitions to the ETF structure. Importantly, GoldTrust’s management fees, which are 43% lower than Sprott’s, will remain the same after the conversion to an ETF1. In addition, to help compensate unitholders for the costs GoldTrust has incurred in defending unitholder interests with respect to Sprott’s hostile take-over bid, your Independent Trustees have agreed with Purpose and Central Gold Managers’ offer of a 25% reduction in their already low monthly management fees until such time as up to $1.92 million of costs incurred have been recovered for the benefit of unitholders.

Don’t Let Sprott Control Your Units & Dictate the Future of GoldTrust

DO NOT TENDER your Units & WITHDRAW your Units if Already Tendered

Central GoldTrust Enters Into Definitive Agreement for ETF with Purpose
Preserve Your Ability to Consider the Superior ETF Conversion Alternative
DO NOT TENDER to Sprott’s Offer & WITHDRAW your Units if Tendered

In order for unitholders to consider and vote on the proposed ETF conversion, GoldTrust has called a unitholder meeting to be held on January 26, 2016. A Trustees’ Information Circular will be sent to GoldTrust unitholders shortly and posted on the GoldTrust website. The Trustees’ Information Circular will provide full details of the required amendments to the Declaration of Trust, the reasons for and implications of the proposed ETF conversion, your Independent Trustees’ formal recommendation in support of the proposed ETF conversion and details of the arrangements with Purpose and Central Gold Managers.

Seven months and seven extensions later, Sprott’s inadequate offer has repeatedly failed to gain sufficient support from GoldTrust unitholders to achieve their minimum tender condition of 66 2/3% of all units outstanding. Sprott now plans to use the powers of attorney granted by tendering unitholders for a different purpose; namely to replace your Board of Trustees with Sprott insiders if more than 50.1% of the outstanding units of GoldTrust are tendered to their offer. If they are successful, you could be denied the opportunity to consider the superior alternative that your Independent Trustees are unanimously recommending.

Your Independent Trustees firmly believe that these unilateral changes to the intended use of the powers of attorney should not be allowed. However, by Order dated November 19, 2015, the Ontario Securities Commission required Sprott to provide additional disclosure to unitholders of the effect of the amendments to the powers of attorney granted to Sprott and their intended use by Sprott. Your Trustees fear the implications of this intended use of the powers of attorney has been buried in legalese in Sprott’s seventh notice of variation of their offer and will be missed or misunderstood by unitholders.

If you wish to consider your Trustees’ recommended alternative, WITHDRAW YOUR TENDERED UNITS IMMEDIATELY before December 7th, otherwise you may be denied the opportunity to vote for the proposed ETF conversion, which is a clearly superior alternative to Sprott’s offer.

Your Trustees are recommending the proposed ETF conversion because, unlike Sprott’s inadequate offer, they believe it is in the best interests of ALL unitholders. By contrast, Sprott proposes to use powers of attorney that were intended for a completely different purpose to replace your Independent Trustees with nominees that are truly conflicted; in fact, they are all employees or directors of Sprott. These conflicted replacement Trustees can only be counted on for one thing – to push Sprott’s self-serving agenda of replacing their declining assets under management and generating higher fee revenue for themselves.

At this critical juncture, the future of GoldTrust is in your hands. The only way to ensure that you have a chance to review and approve the unanimously recommended ETF conversion is to reject the Sprott offer. If you have tendered your GoldTrust units to Sprott, withdraw them immediately and thus revoke your power of attorney before December 7th. Time is of the essence – contact your broker or D.F. King immediately for instructions on how to withdraw your units and preserve your right to consider the superior alternative.

We thank unitholders for their patience and their continued support of Central GoldTrust.

Sincerely,

Bruce Heagle Chair of the Special Committee of the Board of Trustees	J.C. Stefan Spicer Founder, Chairman and CEO

Don’t Let Sprott Control Your Units & Dictate the Future of GoldTrust

DO NOT TENDER your Units & WITHDRAW your Units if Already Tendered

Central GoldTrust Enters Into Definitive Agreement for ETF with Purpose
Preserve Your Ability to Consider the Superior ETF Conversion Alternative
DO NOT TENDER to Sprott’s Offer & WITHDRAW your Units if Tendered

For up to date information we strongly encourage unitholders to please visit
www.gold-trust.com or www.goldtrust.ca
Unitholders who have already tendered to Sprott’s offer can withdraw their units by contacting D.F. King & Co at 1-800-251-7519, or via email at inquiries@dfking.com

About Central GoldTrust

GoldTrust (established on April 28, 2003) is a passive, self-governing, single purpose trust, which invests primarily in long-term holdings of gold bullion and does not speculate in gold prices. At November 27, 2015, the GoldTrust units were 99.9% invested in unencumbered, allocated and physically segregated gold bullion. Units may be purchased or sold on the Toronto Stock Exchange and NYSE MKT.

Additional Information and Where to Find It

The recommendation of the Trustees described herein with respect to Sprott’s offer is contained in the Trustees’ Circular dated June 9, 2015, which has been filed with Canadian securities regulatory authorities and is also contained in the solicitation/recommendation statement filed with the Securities and Exchange Commission (“SEC”). Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by GoldTrust with Canadian securities regulatory authorities since 2003 may be obtained without charge at http://www.sedar.com and at the investor relations section of the GoldTrust website at http://www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by GoldTrust may be obtained without charge at the SEC’s website at http://www.sec.gov and at the investor relations section of the GoldTrust website at http://www.goldtrust.com/news.htm.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” under United States federal securities laws and “forward-looking information” under Canadian securities laws (collectively, “Forward-Looking Statements”), including those related to: the Trustees’ intention to call a special meeting of Unitholders for the purpose of considering the proposed conversion, any anticipated steps or actions that Sprott might take using the amended powers of attorney, including the removal of GoldTrust’s independent Trustees, the election of Sprott’s own Trustee nominees and the completion of the Sprott offer, the reasons of the Board of Trustees for recommending to unitholders the rejection of Sprott’s offer, not taking any action with respect to Sprott’s offer, not tendering any units to Sprott’s offer and withdrawing any units already tendered to Sprott’s offer; the anticipated costs, risks and uncertainties associated with Sprott’s offer, including any anticipated impacts on bullion security, governance and unitholder rights, potential tax risks, leverage to rising gold prices and fees to be collected by Sprott; the anticipated timing, mechanics, completion and settlement of Sprott’s offer; the value of the Sprott Physical Gold Trust units that would be received as consideration under Sprott’s offer; the ability of Sprott to complete the transactions contemplated by Sprott’s offer; any anticipated results or performance of Sprott Physical Gold Trust or any other affiliates of Sprott; any anticipated changes to the market price of Sprott Physical Gold Trust units or any other securities of Sprott and their affiliates; any anticipated future prices of gold and the units; and the proposed ETF conversion and related amendments to GoldTrust’s constating documents, the anticipated benefits thereof and the likelihood of such proposed transactions being completed on the terms outlined herein or at all. GoldTrust cautions investors about important factors that could cause actual results or outcomes to differ materially from those expressed, implied or projected in such Forward-Looking Statements. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this press release should not be unduly relied upon. These Forward-Looking Statements speak only as to GoldTrust’s beliefs, views, expectations and opinions as of the date of this press release. Except as required by applicable securities laws, GoldTrust does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise. In addition, this press release may contain Forward-Looking Statements drawn from or attributed to third party sources. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in GoldTrust’s filings with the Canadian securities regulatory authorities and the SEC.

1 The management expense ratio is calculated based on the administrative/management fees incurred over the twelve-months ended September 30, 2015, divided by the average end-of-month NAV for the same entity over the same period. This yields a management expense ratio of 0.35% for Sprott Physical Gold Trust and 0.20% for GoldTrust. Administration/management fees are taken directly from the respective financial statements of Sprott Physical Gold Trust and GoldTrust and historical monthly NAV data is sourced from Bloomberg.

2 Subject to pro-rata reduction based on exchanges or redemptions of units during the first 30 days following the ETF conversion.

Don’t Let Sprott Control Your Units & Dictate the Future of GoldTrust

DO NOT TENDER your Units & WITHDRAW your Units if Already Tendered